CORPORATE RESOLUTION OF THE BOARD OF DIRECTORS

OF

Simlatus Corporation

We, the undersigned, do hereby certify that at a meeting of the Board of Directors (the “Board”) of Simlatus Corporation, a corporation incorporated under the laws of the State of Nevada (the “Corporation”), duly held on March 29, 2019, at which said meeting no less than a majority of the directors were present and voting throughout, the following resolution, upon motions made, seconded and carried, was duly adopted and is now in full force and effect:

WHEREAS, ON March 29, 2019, the Company and its subsidiary, Proscere Bioscience Inc., entered into a Distribution Agreement with United Opportunities, LLC allowing the rights to sell the CBD/HEMP Cold Water Extraction Systems within Canada and Europe.

The term of the agreement is for five years with guaranteed minimal purchase orders of $35,000,000 per year and/or $175,000,000 over a five year period.

Shawn Illingworth is the Managing Partner of United Opportunities, LLC, and the company was formed in 2017 in overseeing the purchases of multiple cannabis farms in the Humboldt, Adelanto, Needles, Nipton, Cal City, and Searchlight areas of California and Nevada. The company currently cultivates medical grade crops on a grand scale and supply product to all the major manufacturers and extraction companies in the industry.  Future plans are to expand the company and distribute internationally through attaining cultivation centers in Canada, Europe and Australia. United Opportunites is currently opening an office and showroom in Las Vegas, NV which will round out its current operating platforms in New York, Florida, and San Diego, California.

NOW, THEREFORE, BE IT:

RESOLVED, ON March 29, 2019, the Company and its subsidiary, Proscere Bioscience Inc., entered into a Distribution Agreement with United Opportunities, LLC allowing the rights to sell the CBD/HEMP Cold Water Extraction Systems within Canada and Europe.

The term of the agreement is for five years with guaranteed minimal purchase orders of $35,000,000 per year and/or $175,000,000 over a five year period.

Shawn Illingworth is the Managing Partner of United Opportunities, LLC, and the company was formed in 2017 in overseeing the purchases of multiple cannabis farms in the Humboldt, Adelanto, Needles, Nipton, Cal City, and Searchlight areas of California and Nevada. The company currently cultivates medical grade crops on a grand scale and supply product to all the major manufacturers and extraction companies in the industry.  Future plans are to expand the company and distribute internationally through attaining cultivation centers in Canada, Europe and Australia. United Opportunites is currently opening an office and showroom in Las Vegas, NV which will round out its current operating platforms in New York, Florida, and San Diego, California.

RESOLVED, that any executive officer of the Corporation be, and hereby is, authorized, empowered and directed, from time to time, to take such additional action and to execute, certify and deliver to the transfer agent of the Corporation, as any appropriate and/or proper way to implement the provisions of the foregoing resolutions:

The undersigned, do hereby certify that we are members of the Board; that the attached is a true and correct copy of resolutions duly adopted and ratified at a meeting of the Board duly convened and held in accordance with its by-laws and the laws of the Corporation’s state of incorporation, as transcribed by us from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect.

IN WITNESS WHEREOF, we have hereunto set our hands as Members of the Board of Directors of the Corporation.

/s/ Richard Hylen	3/29/2019
Richard Hylen, Chairman	Date

/s/ Baron Tennelle	3/29/2019
Baron Tennelle, Director	Date

/s/ Dusty Vereker	3/29/2019
Dusty Vereker, Director	Date